Exhibit 2.1
Signatory Version - English translation

SHARE PURCHASE SALE AGREEMENT

Between

TransUnion Netherlands II B.V.
(The “Purchaser”)

and

Those persons specified in Annex B
(The “Sellers”)

and

exclusively for the purpose of Article IX and Section 10.06 of this Agreement, TransUnion
(The “Guarantor”)

Dated February 8, 2016

Exhibit 2.1
Signatory Version - English translation

TABLE OF CONTENTS
Article I.    DEFINITIONS                                7

Section 1.01	Definitions. 7

Section 1.02	Use and Interpretation. 15
Article II.    PURCHASE SALE OF SHARES                        16

Section 2.01	Purchase Sale of Shares which are the Object of the Purchase and Closures. 16

Section 2.02	Payment Method. 17

Section 2.03	Adjustment to the Provisional Purchase Price. 17
Article III.    ACTIVITIES ON THE DATE OF SIGNATURE AND FIRST CLOSURE AND SECOND CLOSURE.                                            19

Section 3.01	Documents of the First Closure. 19

Section 3.02	Documents of the Second Closure. 20

Section 3.03	Conditions Precedent of the Second Closure 21
Article IV.    DECLARATIONS AND GUARANTEES OF THE SELLERS WITH RESPECT TO THE SELLERS                                            22

Section 4.01	Organization and Authority. 22

Section 4.02	Authorizations. 22

Section 4.03	Shares Subject to Purchase; Title. 22

Section 4.04	Absence of Conflict. 23

Section 4.05	Litigation. 24

Section 4.06	Governmental Approvals. 24

Section 4.07	Information Disclosure and Data Room. 24

Section 4.08	OFAC Lists. 24
Article V.    DECLARATIONS AND GUARANTEES OF THE SELLERS WITH RESPECT TO CIFIN

Section 5.01	Existence. 25

Section 5.02	Statutes. 25

Section 5.03	Absence of Conflict. 25

Section 5.04	Capitalization. 25

Section 5.05	Operations with Related Parties. 26

Section 5.06	Financial Statements of the Company. 26

Section 5.07	Books and Records. 27

Section 5.08	Litigation. 27

Section 5.09	Compliance with the Law; Permits. 27

Section 5.10	Taxes. 28

Section 5.11	Assets. 28

Section 5.12	Material Contracts. 29

Section 5.13	Guarantees 29

Exhibit 2.1
Signatory Version - English translation

Section 5.14	Intellectual Property. 29

Section 5.15	Protection of Data. 30

Section 5.16	Insurance. 30

Section 5.17	Labor Matters. 31

Section 5.18	Properties; Leases. 31

Section 5.19	Intermediaries. 32

Section 5.20	OFAC lists. 32

Section 5.21	Only representations and warranties in relation to the CIFIN (Central de Información Financiera; a Colombian credit bureau). 32
Article VI.    REPRESENTATIONS AND WARRANTIES OF THE BUYER         33

Section 6.01	Existence. 33

Section 6.02	Authorizations. 33

Section 6.03	Absence of Conflict. 33

Section 6.04	Disputes. 34

Section 6.05	Funds. 34

Section 6.06	Exchange obligations. 34

Section 6.07	Compliance with the Law. 34

Section 6.08	Intermediaries. 35

Section 6.09	Due Diligence 35

Section 6.10	OFAC Lists. 35
Article VII.    AGREEMENTS BETWEEN THE BUYER AND THE SELLERS                35

Section 7.01	Best Efforts. 35

Section 7.02	Confidentiality. 35

Section 7.03	Public Announcements. 36

Section 7.04	Offer to Non-Private Entities. 37

Section 7.05	Non-Competitiveness. 37

Section 7.06	Confidentiality. 37

Section 7.07	Use of the Brand. 37

Section 7.08	Service Agreements 37

Section 7.09	Division of Profits 38
Article VIII.    INDEMNIZATION                                38

Section 8.01	Indemnization on behalf of the Sellers. 38

Section 8.02	Indemnization on behalf of the Buyer. 38

Section 8.03	Procedure for Direct Claims. 39

Section 8.04	Third Party Claim . 39

Section 8.05	Limitations to the Indemnization on behalf of the Sellers. 41

Section 8.06	Responsibility of the Sellers. 41

Section 8.07	Limitations to the Indemnization on behalf of the Buyer. 41
Article IX.    GUARANTEE OF THE BUYER                        42

Section 9.01	Guarantee 42

Section 9.02	Authorizations 42

Exhibit 2.1
Signatory Version - English translation

Section 9.03     Absence of Conflict                                 42
Section 9.04     Disputes                                     43
Section 9.05     Funds                                        43
Article X.    MISCELLANEOUS                                43

Section 10.01	Notifications. 43

Section 10.02	Modifications; Waivers. 44

Section 10.03	Costs and Expenses. 45

Section 10.04	Successors and Transferees. 45

Section 10.05	Applicable Law. 45

Section 10.06	Arbitration Clausea. 45

Section 10.07	Copies. 45

Section 10.08	Divisibility. 45

Section 10.09	Beneficiaries. 46

Section 10.10	Waiver to the Tacit Resolutory Condition 46

Section 10.11	Joint but not Several Responsibility. 46

Annexes

Annex A	-	Purchaser Authorizations
Annex B	-	Sellers
Annex C	-	Certificates confirming Existence and Representation, and Seller Authorizations
Annex D	-	Guarantor Authorizations
Annex E	-	Shares for Sale at the First and Second Close
Annex F	-	Shareholder Agreement
Annex G	-	Adherence Agreement
Annex H	-	Working Capital
Annex I	-	Net Debt
Annex J	-	Model for Additions to Service Agreements
Annex K	-	Payment Method for Initial Shares
Annex L	-	Payment Method for Additional Shares
Annex M	-	Independent Signatures
Annex N	-	Capitalization
Annex O	-	Intermediaries
Annex P	-	Relevant Information

Exhibit 2.1
Signatory Version - English translation

SHARE PURCHASE SALE AGREEMENT

This SHARE PURCHASE SALE AGREEMENT (the “Purchase Sale Agreement” or the “Agreement”), dated February 8, 2016, is concluded between on the one hand (i) TransUnion Netherlands II B.V., a company which is constituted and exists in accordance with the laws of Holland (the “Purchaser”), which is represented in this act by Maria Olga Rehbein, who is of legal age, with her domicile address in the city of Bogota D.C., in her capacity as authorized agent with special powers, identified by her citizen’s ID number 32,621,046, duly authorized to sign this Agreement, according to the documents attached as Annex A; (ii) and on the other hand, those persons specified in Annex B of this Agreement (the “Sellers”), each of whom are represented by their legal representative or authorized agent with special powers, as indicated at the end by their signature, all of the above recorded in the Certificates confirming Existence and Representation or in the special powers of attorney which are attached as part of Annex C, and (iii) exclusively for the purpose of Article IX and Section 10.06 of this Agreement, TransUnion, a company which is duly constituted according to the laws of the United States of America, represented in this act by Maria Olga Rehbein, who is of legal age, with her domicile address in the city of Bogota D.C., in her capacity as authorized agent with special powers, who is identified by her citizen’s ID number 32,621,046, and who is duly authorized to sign this Agreement as recorded in the documents attached as Annex D (the Guarantor”). The Purchaser and Sellers are [each] referred to within this Agreement as a “Party” and, combined, as the “Parties.

RECITALS

THAT the Sellers are the owners of 942,942 ordinary shares in circulation which represent 94.51%of the fully paid up and subscribed shares of the company CIFIN S.A., a technical and administrative services company which is a public limited company constituted and existing in accordance with the laws of Colombia, whose business purpose is the provision of its services as a database operator, such as the gathering, storage, administration and application of personal, financial, credit, and commercial information and/or services from third party countries; the supply of logistical, technical, IT, operational and administrative support services to the real and financial sectors; and the supply of products and structured solutions for building knowledge of clients, the management of financial risk and business intelligence activities, amongst others (“CIFIN” or the “Company”);
THAT on the Agreement Signing and First Close Date, the Sellers are the direct owners of 94.51% of the Company’s fully paid up and subscribed shares in circulation, and that on the Second Close Date, the Sellers shall directly own 23.51% of the Company’s fully paid up and subscribed shares in circulation;
THAT the Purchaser is interested in acquiring, and the Sellers are interested in disposing of, a number of shares which represent 94.51% of the Company’s fully paid up and subscribed shares in circulation;
THAT on the Signing and First Close Date, the Sellers may transfer to the Purchaser the Company shares which are indicated in Annex E of this Agreement against each Seller. This corresponds to 71.00% of the Company’s fully paid up and subscribed shares in circulation, and at the Second Close Date, subject to meeting the Conditions Precedent of the Second Close, the Sellers shall transfer to the Purchaser their equity share and Company shares as indicated in Annex E of this Agreement against each Seller, which corresponds to 23.51% of the Company’s fully paid up and subscribed shares in circulation.
THAT on the Signing and First Close Date, the Parties shall sign Additions to the Service Agreements.
Therefore, given the agreements contained herein, and with the intention of being legally bound by this Agreement, the Parties agree the following:
Article I.    DEFINITIONS
Section 1.01     Definitions.

The following terms have the meanings established below, and are used as such in this Purchase Sale Agreement and other Documents relating to the Transaction (as defined further on) and shall be interpreted in accordance with the provisions of ýSección 1.02 of this Purchase Sale Agreement:

“Company Shares” means all ordinary Company shares which are fully paid up, subscribed, and in circulation.

“Shares to be Purchased” refers to combined Initial and Additional Shares.

“Initial Shares” refers to 708,409 Company Shares which shall be sold on the Signing and First Close Date.

“Additional Shares” refers to 234,533 Company Shares and also those Company shares which are owned by a Subscribing Member, which shall be sold on the Second Close Date.

“Assets” refers to all assets owned by the Company, including, without limit, available funds, accounts receivable, asset positions in market operations, investments, advances, immoveable and moveable assets, office equipment, contracts, Intellectual Property, computers and vehicles.

Exhibit 2.1
Signatory Version - English translation

“Current Assets” means the total of current assets, calculated in a way which is consistent with GAAP policies, procedures and evaluation methods used by the Company in preparing the Company Financial Statement of Accounts

“Shareholder Agreement” refers to the shareholder agreement which the Sellers and the Purchaser shall materially sign on the Signing and First Close Date under the terms contained within Annex F.

“Subscribing Member” means a Company shareholder who has not signed this Agreement on the Signing and First Close Date and who adheres to the same through signing the Adherence Agreement contained within Annex G.

“Affiliate” refers to Persons, and means any other Person which has Holding or Subsidiary status or is under the common control of the first Person. With respect to ordinary Persons, this means any Person who is the spouse or permanent partner or has a relationship up to a second degree of consanguinity or first degree of civil relationship.

“Adjustment to the Provisional Purchase Price” has the meaning established in Section 2.03 of this Agreement.

“Corporate Authorizations” means any authorization issued by a competent business entity of the respective Party or the Company, as applicable, issued subject to the provisions contained within the Party’s corporate documents and which may be necessary for signing and execution of obligations envisaged in this Purchase Sale Agreement.

“Closing Balance Sheet” has the meaning established within Section 2.03(ýb) of this Agreement.

“Working Capital” means Current Assets (as distinct from Cash and Cash Equivalents) at the Signing and First Close Date, less Current Liabilities (as distinct from current debt), in each case and on said date calculated as illustrated in Annex H.

“Final Working Capital” refers to Working Capital as specified in the notification which accompanies the General Closing Balance Sheet, if this is not challenged. In the event of a Challenge Notification, the Final Working Capital shall be that which the Parties agree in good faith or which is specified by an Independent Firm in accordance with Section 2.03(d), as applicable.

“Projected Working Capital” means COP$9,520,579,292.

“CIFIN” or the “Company” refers to CIFIN S.A.

“Purchaser” has the meaning established in the preamble to this Purchase Sale Agreement.

“Conditions Precedent for the Second Close” has the meaning established in Section 3.03 of this Agreement.

“Seller Awareness means the Seller’s awareness of their rights as Company shareholder. That is, the information which they may have obtained from reports to the General Meeting of Shareholders and which they may have obtained in exercising their right to inspect [the same], in the event they have exercised said right.

“Agreement” or “Purchase Sale Agreement” refers to this agreement for the purchase sale of shares.

“Leasing Agreements” has the meaning established in Section 5.18(b) of this Agreement.

“Material Agreement” refers to any agreement currently in force which fulfills any of the descriptions set out below:

i)	Agreements which involve obligations made by or due to the Company for an amount which is greater than four hundred million Pesos (COP$400,000,000).

ii)	Any Agreement which imposes limitations or restrictions on the Company’s ability to compete freely, or exclusivity obligations.

iii)	Agreements concluded by the Company which relate to a joint-venture, consortium, future company, or similar agreements.

iv)
Agreements related to the disposal of any Business line or a material amount of the Company’s Assets. For the purpose of quantification, a material amount is an amount which is more than four hundred million Pesos (COP$400,000,000) or those assets without which it would be impossible for the Company to carry out its Normal Course of Business.

v)
Those Agreements through which the Company incurs or guarantees a debt or has loaned or committed to loan, or which grants Encumbrances over any of the Company’s Assets (excluding, in all circumstances, treasury operations carried out in the Normal Course of Business).

vi)	Agreements under which the Company commits to provide capital contributions, or similar payments to any Person.

vii)
Agreements which imply the payment or creation of any commitment or obligation on the part of the Company to pay any compensation, termination, a “golden parachute”, acceleration or early termination due to a “change of control” or similar payments, to any current or past employee or any third party.

Exhibit 2.1
Signatory Version - English translation

viii)	Agreements which demand that a Person or shareholder continues with the Company (key man provisions).

ix)	Agreements between the Company and one of the Sellers or any of the Affiliates of any of the Sellers.

x)
Agreements which may not be terminated through delivery of a termination notification by the Company or which may be terminated through delivery of said notification, but only after 90 or more days following delivery of this notification by the Company.

xi)	Agreements which provide for a penalty or any other pecuniary consequence for the Company through terminating the respective agreement.

xii)	Agreements with Government Entities or with a Person controlled by a Governmental Entity.

xiii)
Agreements or arrangements with a third party for the development of products or services which are, or shall be, offered by the Company or which provide systems maintenance or operational services for Company systems.

xiv)	Agreements with a Person (as distinct from a Company Employee) which authorize said Person to act as the Company’s proxy, representative or agent.

xv)	Agreements between the Company and a broker, commission agent or agent which obliges the Company to make any type of payment to such a broker, commission agent or agent.

xvi)
Any commitment, whether verbal or written, whose purpose or effect is to oblige or commit the Company to conclude, execute or undertake any of the acts, actions, business, or agreements established under points (i) to (xvi) above.

“Control”. A Person exercises “control” over another Person if said Person has the power or right to direct or determine the decision-making powers and policies of the other Person, whether directly or indirectly, under the terms of article 260 of the Commercial Code and other regulations which complement, substitute or modify the same. The terms “Control”, “Holding” and “Subsidiary” are understood in an analogous way.

“COP$” or “Pesos” means the binding legal tender of the Republic of Colombia.

“Data Room” means the Intralinks data room, designated Project Quimbaya, which was open from October 16, 2015 to February 4, 2016, a copy [of the data] having been delivered on magnetic media to the Purchaser on the Date of Signing and First Close, and information which has been made available to the Purchaser at the Company’s premises on November 23, 2015, December 17, 2015 and February 3, 2016.

“Debt means (a) loans constituted with banking, financial or other entities; (b) debt which arises from any bond, promissory note, security loan, security or similar instrument; (c) obligations related to any confidential sale, retention, sale or term acquisition or contract or similar arrangement which creates obligations with respect to deferred payment of any property (as distinct from commercial credits which it is customary to grant within the Normal Course of Business); (d) debt related to any purchase agreement or finance leasing in respect of land, machinery, equipment or others; (e) any debt from money loaned or collected from loans by virtue of any other transaction with a commercial purpose; (f) all interest which is accrued and not paid from any loan or debt which refers to the above paragraphs, together with early repayment premiums or other sanctions, fees, expenses or termination costs which arise (or may arise) in relation to the return of said loans or debts on the Close Date; and (g) balances which represent future outlays related to benefits previously obtained by the Sellers.

“Net Debt” refers to the amount which is equal to the Debt less Cash and Cash equivalents at a specific point in time, in each case as reflected within the Company’s general balance sheet, prepared in a way which is consistent with GAAP and with Annex I.

“Final Net Debt” means Net Debt specified according to the notification which accompanies the General Balance Sheet at Close, if this is not challenged. In the event that a Challenge Notification is presented, the Final Net Debt shall be the figure which the Parties agree in good faith, or is determined by an Independent Firm in accordance with Section 2.03(d), as applicable.

“Projected Net Debt” refers to a negative amount equal or equivalent to COP$ -28,623,556,035.

“Working Day” means any day of the year which is not a Saturday, Sunday, or legal or bank holiday in Colombia.

“Purchaser First Close Documents” has the meaning established within Section 3.01(b) of this Agreement.

“Seller First Close Documents” has the meaning established within Section 3.01(a) of this Agreement.

“Purchaser Second Close Documents” has the meaning established within Section 3.02(b) of this Agreement.

“Seller Second Close Documents” has the meaning established within Section 3.02(a) of this Agreement.

“Transaction Documents” refers to the combination of (i) the Purchase Sale Agreement, (ii) Additions to Service Agreements and (iii) The Shareholder Agreement.

“Cash and Cash Equivalents” means any cash or equivalent in banking or other financial entities, excluding restricted cash which is understood as money allocated for a specific purpose and therefore not available for immediate and general use, including bank accounts, negotiable securities, Treasury Bonds and any other element which may easily be converted into cash, each one calculated in a way which is consistent with the Company’s audited Financial Statement of Accounts and in accordance with IFRS [International Financial Reporting

Exhibit 2.1
Signatory Version - English translation

Standards] policies, practices, procedures, and evaluation methods and principles (as applicable).

“Non-Private Entities” has the meaning established within Section 7.04 of this Agreement.

“Government Entity” means any competent entity or body which exercises executive, legislative, judicial or administrative functions. This includes, but is not limited to, national or local government or governmental, administrative, tax, judicial or administrative department bodies, a central bank, commission, authority, tribunal, agency or entity belonging to the Government at national, departmental, municipal or local level in Colombia, or a [governmental] supranational or foreign entity.

“Company Financial Statement of Accounts” has the meaning established within Section 5.06(a) of this Agreement.

“Indemnifiable Event” has the meaning established within Section 8.03 of this Agreement.

“Signing and First Close Date” means the date on which this Agreement is signed, that is, February 8, 2016.

“Second Close Date” has the meaning established within Section 2.01(e).

“Independent Firm” has the meaning established within Section 2.03(d) of this Agreement.

“Funds” has the meaning established within Section 6.05 of this Agreement.

“Guarantee” has the meaning established within Section 9.01 of this Agreement.

“Guarantor” has the meaning established within the preamble to this Purchase Sale Agreement.

“Normal Course of Business” means the normal course of Business, which equates to the practices, acts or activities which the Company undertakes habitually or ordinarily in compliance with the Law and its business purpose.

“Encumbrances” means any limitation on the full exercise of all powers and prerogatives deriving from ownership rights. These include, but are not limited to, those deriving from any surety, retention rights, guarantee, pledge with or without tenure, mortgage, guarantee trust, preference, claim, third party contractual rights, purchase or sale option, preference rights, distraint, obligations related to outstanding repurchase agreements, conditions precedent, agreements on the retention of title, cautionary measures, lease, option, easement, usufruct, transfer restrictions, antichresis, or any other restriction on ownership rights or the enjoyment of the same in any way by any Person or any other act or agreement whose purpose is to constitute a limitation or charge as guarantee in respect of an obligation.

“Tax” or “Taxes” means all taxes, levies, contributions, charges, encumbrances, rights, customs duties or national, departmental or municipal contributions including but not limited to income tax and [related] complementary taxes, tax on assets, industry and commerce, ownership, property, para-fiscal contributions, encumbrances on financial movements, sales, stamp duty, use, value added tax, licenses, payroll, retentions at source, social security and all other taxes constituting governmental or state charges imposed by any Governmental Entity and also any interest, sanctions, or additions to payable amounts attributable to said taxes which must be declared or paid by Society and any formal obligation, including, but not limited to, the presentation of tax declarations for the above-mentioned taxes, transfer-pricing returns and putting together and presenting price-transfer studies.

“Purchaser Confidential Information” has the meaning established within Section 7.02(a) of this Agreement.

“Seller Confidential Information” has the meaning established within Section 7.02(b) of this Agreement.

“Immoveable Assets” has the meaning established within Section 5.18(a) of this Agreement.

“Immoveable Leasehold Assets” has the meaning established within Section 5.18(b) of this Agreement.

“Law” means any law, statute, code, ordinance, rule, regulation or any other regional, state, local or foreign requirement promulgated, issued or concluded by any Governmental Entity.

“Anti-Corruption Laws” mean any anti-corruption Law or similar regulation applicable to Seller Companies, including Law 1474 of 2011 and the US Foreign Corrupt Practices Act (FCPA).

“Limit of Seller’s Liability” has the meaning established within Section 8.05(a)of this Agreement.

“Limit of Purchaser’s Liability” has the meaning established within Section 8.07(a) of this Agreement.

“SDN List” means the list of specially designated nationals and blocked persons issued by the Treasury Department of the United States of America (List of Specially Designated Nationals and Blocked Persons).

Exhibit 2.1
Signatory Version - English translation

“Purchaser Fundamental Declarations” means those declarations and guarantees given by the Purchaser in Section 6.01. (Existence), Section 6.02 (Authorizations), Section 6.03 (Absence of Conflict), Section 6.05 (Funds) and Section 6.07 (Legal Compliance).

“Fundamental Seller Declarations” means those declarations and guarantees given by the Sellers in Section 4.01 (Organization and Authority), Section 4.02(Authorizations), Section 4.03(Shares which are the Object of the Purchase), Section 4.04 (Absence of Conflict), Section 4.05 (Disputes), Section 4.06 (Governmental Approvals), Section 5.01 (Existence), Section 5.03 (a) and (b) (Absence of Conflict) and Section 5.04 (Capitalization).

“Business” means the main activities in which the Company is engaged, including but not limited to carrying out those of a database operator, such as the gathering, storage, administration and application of personal, financial, credit, and commercial information and/or services from third party countries; the supply of logistical, technical, IT, operational and administrative support services to the real and financial sectors; and the supply of products and structured solutions for building knowledge of clients, the management of financial risk and business intelligence activities, in the manner in which it has done so since the Date of Signing and First Close.

“Direct Notification of a Claim” has the meaning established within Section 8.03(a) of this Agreement.

“Indemnity Obligation” means the Indemnity Obligation of the Purchaser and/or a Seller Indemnity Obligation, as appropriate.

“Purchaser Indemnity Obligation” has the meaning established within Section 8.02 of this Agreement.

“Seller Indemnity Obligation” has the meaning established within Section 8.01 of this Agreement.

“OFAC” refers to the Office of Foreign Assets Control (Office of Foreign Assets Control, “OFAC”) of the Treasury Department of the United States of America.

“Additions to Service Agreements” means those agreements signed by the Company and a number of Sellers who represent at least 80% of the income generated by the Company’s

Sellers in 2015, through which the service agreements signed by said Sellers and the Company are modified, in accordance with the model envisaged within Annex J.

“Party” or “Parties” has the meaning established within the preamble to this Agreement.

“Affected Party” has the meaning established within Section 8.03(a) of this Agreement.

“Accused Party” has the meaning established within Section 8.03(a) of this Agreement.

“Related Party” refers to the Sellers, a Person affiliated to the Sellers, a Person affiliated to the Company and the Company’s directors.

“Current Liabilities” means without duplication, the total of current liabilities consistent with the GAAP policies, practices, procedures and evaluation methods and principles used by the Company in preparing the Company’s Financial Statement of Accounts.

“GAAP” means basic accounting rules in accordance with accounting principles generally accepted in the Republic of Colombia, established in decree 2649 of 1993, and with accounting instructions and practices issued by Colombia’s Financial Superintendent in their basic accounting and financial circular No. 100 of 1995.

“Loss” means, with respect to a Person, any direct and foreseeable damages incurred by said Person by way of consequential damages and loss of profits. This is on the understanding that the term Loss does not include damages which are contingent, indirect, unforeseeable or consequential, which therefore cannot be indemnified.

“Person” means any ordinary person, legal entity, commercial company, civil company, corporation, cooperative, trust, subsidiary of any legal entity, not-for-profit entity, joint -venture, association or other type of entity. Likewise any government, agency or state agency or any other entity recognized in Law with the capacity to act.

“Policies” has the meaning established within Section 5.16(a) of this Agreement.

“Provisional Purchase Price” means COP$628,123,556,034.75.

“Purchase Price” means the Purchase Price of the Initial Shares plus the Purchase Price of the Additional Shares.

“Purchase Price of Additional Shares” has the meaning which is attributed to it within 2.02(b).

Exhibit 2.1
Signatory Version - English translation

“Purchase Price of Initial Shares” has the meaning which is attributed to it within 2.02(a).

“First Close” has the meaning established within Section 2.01(a) of this Agreement.

“Process” refers to any formal claim, demand, action, formal complaint, lawsuit, proceedings, request or investigation by any Governmental Entity, for the resolution of administrative, judicial, and arbitration disputes or alternative mechanisms.

“Intellectual Property” refers to all manner of intellectual property rights, including but not limited to, (i) trademarks, commercial names, insignia, commercial image rights, logos, internet domain names and company names, (ii) patents and the corresponding applications, (iii) author’s rights, designs, formulas, know-how, and (iv) all intellectual property or any other form of intangible asset.

“Claims by Third Parties” has the meaning established within Section 8.04 of this Agreement.

“Sellers’ Representative” means María del Pilar Rocha Jaramillo, identified with her citizen’s ID card No. 38,232,605.

“Second Close” has the meaning established within Section 2.01(c) of this Agreement.

“UIAF” means Financial Unit of Information and Analysis of the Republic of Colombia.

“Sellers” refers to the Persons identified within Annex B.
Section 1.02    Use and Interpretation.

The following rules shall be used to interpret this Agreement, except where the context requires a different approach.

(i)	References to a particular gender include all genders;

(ii)	Singular includes the plural and plural includes singular;

(iii)	A reference to a Person must also be understood to include the Person’s successors and assignees which are allowed under any agreement, instrument, contract or other document;

(iv)	“Including” must be understood as “including but not limited to” except where the text of this Agreement expressly shows that [the meaning] is restricted;

(v)
Reference to applicable Laws or legal provisions includes all applicable laws or legal provisions added, extended, consolidated, modified or replaced from time to time and to any order, regulation, instrument or other provision constituted by virtue of the same;

(vi)	References to this Agreement shall be interpreted as references to this Agreement including its Annexes or any other document which modifies or replaces the same from time to time;

(vii)
The headings included within this Agreement have been incorporated for convenience and shall not be considered as forming part of the same, nor shall they limit, define or describe the scope of terms and provisions within the same;

(viii)	All accounting terms which are not specifically defined within this Agreement must be interpreted in accordance with the Laws which are applicable to the respective Party;

(ix)	All references to days included within this Agreement must be understood as calendar days, unless it is expressly indicated that the reference is to Working Days; and

(x)
The parties have participated jointly in the negotiation and drafting of this Agreement. In the case of any ambiguity or doubt in relation to the intention or interpretation of any Clause, Section, Paragraph, Appendix or Annex to this Agreement, these shall be interpreted as if they had been drafted jointly by the Parties and no assumption or burden of proof shall be used to favor or disadvantage any of the Parties by virtue of the authorship of the provisions of this Agreement.

Article II.    PURCHASE SALE OF SHARES
Section 2.01 Purchase Sale of Shares which are the Object of the Purchase and Closures.

a)
In accordance with, and subject to the terms and conditions contained within this Agreement, on the Signing and First Close Date, the Sellers may transfer and deliver through a purchase sale, and free of all encumbrance, the Initial Shares which represent 71% of the Company’s Shares, and the Purchaser may acquire the Initial Shares (said act shall be referred to as the “First Close”).

b)	On the Signing and First Close Date each Seller may transfer to the Purchaser the number of shares which are identified against their name in Annex E.

c)
In accordance with, and subject to, the terms and conditions contained within this Agreement, on the Second Close Date, the Sellers shall transfer and deliver through a purchase sale, and free of all encumbrance, the Additional Shares, which on the Signing Date represent 23.51% of the Company’s Shares, and the Purchaser shall acquire the Additional Shares (said act shall be referred to as the “Second Close”).

d)	On the Second Close Date, each Seller must transfer to the Purchaser the number of shares identified against their name in Annex E, and each Adherent must transfer 100% of their share in the Company.

Exhibit 2.1
Signatory Version - English translation

e)
Subject to fulfillment (or waiver on the part of the Purchaser) of the Conditions Precedent for the Second Close, the Second Close shall take place on May 31, 2016 at 12:00 midday, or on any other date or hour which the Parties may agree in writing (the “Second Close Date”), at the offices of Gómez-Pinzón Zuleta Abogados at Calle 67 No. 7-35 oficina 1204 in Bogota, Colombia.

Section 2.02 Payment Method.

a)
On the Signing and First Close Date, the Purchaser may transfer to the Sellers through one or more bank transfers, and in the proportion specified in Annex K, immediately available funds of a sum equal to (i) four hundred and forty-five thousand nine hundred and eight-eight million, three hundred and fifty-seven thousand, three hundred and seventy-eight Pesos and thirty-three cents (COP$445,988,357,378.33) (the “Initial Shares Purchase Price”).

b)
On the Second Close Date, the Purchaser shall transfer to the Sellers through one or more bank transfers to the bank accounts and in the proportions specified in Annex L, immediately available funds of a sum equal to (i) the Provisional Purchase Price, less (ii) the Initial Shares Purchase Price, plus (iii) any additional sum which must be paid by the Purchaser to the Sellers by virtue of the Adjustment to the Provisional Purchase Price calculated in accordance with Section 2.03, less (iv) any sum which the Sellers must pay to the Purchaser by virtue of an Adjustment to the Provisional Purchase Price calculated in accordance with Section 2.03 (the “Purchase Price of Additional Shares”).

Section 2.03 Adjustment to the Provisional Purchase Price.

a)	The Provisional Purchase Price shall be subject to an adjustment which is determined in accordance with the provisions of this Section 2.03 (the “Adjustment to the Provisional Purchase Price”).

b)
Within thirty (30) calendar days subsequent to the First Close, the Purchaser must prepare and deliver to the Sellers’ Representative (i) a Company General Balance Sheet for the Signing and First Close Date (the “ Closing General Balance Sheet”) and (ii) a certificate, based on the Closing General Balance Sheet, which establishes the Purchaser’s calculations with respect to (x) the Company Net Debt at the Date of Signing and Close, and (y) the Company’s Working Capital at the Date of Signing and Close, and (z) the Adjustment amount to the Provisional Purchase Price applied in accordance with this section. The Closing General Balance Sheet must be prepared in accordance with GAAP, in a way which is consistent with accounting practices and procedures used in the past by the Company to prepare the Company’s Financial Statement of Accounts.

c)
In the event that the Sellers disagreed on the content of the Closing Balance Sheet or the calculation made by the Buyer in accordance with Section 2.03 (b), the Representative of the Sellers may, within twenty (20) calendar days after the presentation of the Balance Sheet, submit an objection to the Buyer (“Notice of Objection”) justifying in detail the objection to the calculations (including a reasonable level of detail with respect to the items with which they do not agree, as well as copies of the books and documents that support the objection), and the calculations they consider correct with respect each of the items they object to (along with copies of the books and documents that support said calculation). Any item the Representative of the Sellers do not expressly object to shall be deemed approved by the Sellers.

d)
In the event that a Notice of Objection is delivered in accordance with the terms of Section 2.03 (c), the Buyer and the Representative of the Sellers, within thirty (30) calendar days of the notice, shall negotiate in good faith to reach an agreement on the items disputed for the purposes of determining the amounts to be paid as Provisional Purchase Price Adjustment. If it is not possible to reach an agreement within the period specified, the Buyer and the Representative of the Sellers shall appoint, in writing, and jointly, an independent firm (the “Independent Firm”) from the list of firms established in Annex M. If it is did not prove possible to reach an agreement on the Independent Firm, it is understood that the Parties agree to designate the first firm from the list. Should this have a conflict [of interest] or cannot perform the task the second one shall be designated and so on. The Independent Firm shall conduct an audit and shall act as honest broker and shall determine definitively, the items disputed, according to the Notice of Objection. The decision of the Independent Firm shall be final and not subject to appeals of any kind. The Independent Firm shall decide on the items disputed within thirty (30) days following the date on which the service proposal has been accepted. The Buyer and the Representative of the Sellers shall present all the evidence necessary for the Independent Firm to conduct the audit and the Buyer shall have the company provide access to the information necessary to conduct the audit by the Independent Firm. The fees of the independent firm shall be paid by the Buyer and the Seller who shall pay 50% each. The Parties agree that the mechanism provided for in this ýSection 2.03(d) is the only mechanism the Parties shall have recourse to resolve the differences with respect to any issue object of a Notice of Objection.

e)
In the event that there is no differences between (A) the Final Net Debt and the Forecast Net Debt and (B) the Final Working Capital and the Forecast Working Capital, there shall be no reason to Adjust the Provisional Purchase Price and the Provisional Purchase Price shall be considered the Purchase Price.

f)
In the event that the Final Net Debt is higher than the Forecast Net Debt, the Sellers shall pay the Buyer, as an adjustment of the Provisional Purchase Price, in accordance with Section 2.03 (j), a ninety-four point sixty-seven percent (94.67%) of the difference between the Final Net Debt and the Forecast Net Debt.

g)
In the event that the Final Net Debt is lower than the Forecast Net Debt, the Buyer shall pay the Sellers, as an adjustment of the Provisional Purchase Price, in accordance with Section 2.03 (j), a ninety-four point sixty-seven percent (94.67%) of the difference between the Forecast Net Debt and the Final Net Debt.

h)
In the event that the Final Working Capital is lower than the Forecast Working Capital, the Sellers shall pay the Buyer, as an adjustment of the Provisional Purchase Price, in accordance with Section 2.03 (j), a ninety-four point sixty-seven percent (94.67%) of the difference between the Forecast Working Capital and the Final Working Capital.

i)	In the event that the Final Working Capital is higher than the Forecast Working Capital, the Buyer shall pay the Sellers, as an adjustment

Exhibit 2.1
Signatory Version - English translation

of the Provisional Purchase Price, in accordance with Section 2.03 (j), a ninety-four point sixty-seven percent (94.67%) of the difference between the Final Working Capital and the Forecast Working Capital.

Any amount to be paid under this Section 2.03, shall be subtracted or added, as appropriate, to determine the Purchase Price of the Additional Shares in accordance with the provisions of 2.02(b).

Article III. ACTIVITIES ON THE DATE OF SIGNATURE AND FIRST CLOSURE AND SECOND CLOSURE.

Section 3.01 Documents of the First Closure.

a)	On the Date of Signature and First Closure the Sellers shall deliver to the Buyer the following documents (the “Documents of the First Closure of the Sellers”):

i.
Statement certified by an appropriate official of each of the Sellers and of the Company of the Corporate Approvals of the Sellers and of the Company, which show the authorizations for the subscription and execution of this Contract and the performance thereof;

ii.
The certificates representing the Initial Shares, a transfer letter, instructing the Company to register the transfer of the Initial Shares in favor of the Buyer, canceling said certificates and issuing new certificates, and evidence, to the satisfaction of the Buyer, that the transfer of the Initial Shared to the Buyer has been registered in the register of shareholders of the Company;

iii.	Certificates of existence and legal representation or equivalent issued by the Chamber of Commerce or other competent authority of the registered addresses of the Company and of the Sellers;

iv.
Power of attorney duly granted by the Seller with respect to the special attorney-in-fact who has been designated for the Signing of this Contract and the Transaction Documents, in the event of acting through an attorney-in-fact;

v.
Power of attorney duly granted by the Sellers to the Representative of the Sellers to comply with the obligations and exercise the rights that are established under this Contract and the Transaction Documents by the Representative of the Sellers;

vi.
Evidence that is satisfactory to the Buyer of complying with the statutory process of the preemptive rights in the negotiation of the shares of the Company and evidence of said right not being exercised by the shareholders of the Company that have an equity interest in it;

vii.	The Addenda to the Service Agreements duly signed.

viii.	Amendment of the articles of association whereby the requirement contained in article six concerning the special qualifications required to be a shareholder of the Company is eliminated;

ix.	Resignation of the members of the Board of Directors of the Company, the effective date of which shall be the Date of Signature and First Closure;

x.	Duly signed copy of the Shareholder Agreement;

xi.
Copy of all the files in the Data Room on magnetic media, except of those which have been made available to the Buyer at the facilities of the Company, on November 23, December 17, 2015, and February 3, 2016.

b)	On the Date of Signature and First Closure the Buyer shall deliver to the Sellers the following documents (the “Documents of the First Closure of the Buyer”):

i.	Evidence of the transfer of the Purchase Price of the Initial Shares to the Sellers in the proportions and to the accounts provided in Annex K;

ii.	Certificate of existence and legal representation or equivalent issued by the Chamber of Commerce or other competent authority of the registered address of the Buyer;

iii.
A copy complete and certified by a competent official of the Buyer of the Corporate Approvals of the Buyer, which show the authorizations for the signing and execution of this Contract and the performance thereof;

iv.	Document that includes the Corporate Authorization of the Guarantor for granting the guarantee and delivery of this Contract and the consummation of the transactions contemplated by this Contract;

v.
Legal opinion from an attorney admitted to practice in the jurisdiction of incorporation of the Guarantor which certifies that the Guarantor (i) exists and is duly organized under the laws of their jurisdiction; (ii) has the corporate authorizations necessary for the signing of this contract, and (ii) [sic] that, once signed, this contract represents an enforceable obligation in all aspects concerning the Guarantor, in accordance with its terms; and

vi.	Power of attorney that includes a Corporate Authorization of the Guarantor for the signing of this Contract and the consummation of the transactions contemplated by this Contract.
Section 3.02    Documents of the Second Closure.

a)	On the Date of Second Closure the Sellers shall deliver to the Buyer the following documents (the “Documents of the Second Closure of the Sellers”):

i.
The certificates representing the Additional Shares, a transfer letter, instructing the Company to register the transfer of the Additional Shares in favor of the Buyer, canceling said certificates and issuing new certificates, and evidence, to the satisfaction of the Buyer, that the transfer of the Additional Shares to the Buyer has been registered in the register of shareholders of the Company;

ii.	Evidence that is satisfactory to the Buyer of complying with the statutory process of the preemptive rights in the negotiation of the shares of the Company, in the event that

Exhibit 2.1
Signatory Version - English translation

said right subsists in the articles, and evidence of said right not being exercised by the shareholders of the Company, other than the Buyer, that have an equity interest in it; and

iii.
Certificate, for each of the Sellers, which includes that all the Basic Manifestations of the Sellers in relation to said Seller contained in this Contract and that are made in the Date of the Second Closure are true as of the date of the Second Closure of this Contract.

b)	On the Date of Second Closure the Buyer shall deliver to the Sellers the following documents (the “Documents of the Second Closure of the Buyer”):

i.	Evidence of the transfer of the Purchase Price of the Additional Shares to the Sellers in the proportions and to the accounts provided in Annex L.
Section 3.03    Conditions Precedent of the Second Closure

The obligation of the Buyer of acquiring the Additional Shares of each Seller and of paying the Purchase Price of the Additional Shares to said Seller shall be subject to compliance with the following conditions for each Seller (the “Conditions Precedent of the Second Closure”) (I) the Basic Manifestations of the respective Seller (except those representations and warranties given by the Sellers in Sections 5.01, 5.03 and 5.04 of this Contract) are true with respect to said Seller in all its aspects on the Date of the Second Closure, except for those inaccuracies that do not substantially affect the Buyer or the Shares object of the Purchase, (ii) on the Date of the Second Closure, the Buyer has not become aware of any of the basic manifestations of the respective Seller was not true in their substantial aspects on the Date of the Signature and First Closure with respect to said Seller, (iii) has not been a serious breach of their obligations that, under the terms of this Agreement, must be complied with by the respective Seller on or before the Date of the Second Closure. Notwithstanding the foregoing, the Buyer shall have no obligation to acquire all of the Additional Shares of the Sellers and make the Second Closure with respect to any of the Sellers if, as a result of one or more of the Sellers failing to comply any of the Conditions Precedent of the Second Closure, the Buyer would not buy at least eighty percent (80%) of the Shares.

In the event the breach of any of the aforementioned conditions precedent of the Second Closure was verified, the Seller or Sellers that have failed to comply with them shall have a period of ninety (90) days to remedy the breach, to be counted from the day following the time when the Buyer notified the breach of one or more of the conditions precedent of the Second Closure. Once the breach has been remedied by the Seller or Sellers that have failed to comply with their obligations, the Buyer shall have a period of 10 calendar days to acquire the Additional Shares of the respective Seller or Sellers that have failed to comply with their obligation, to be counted from the moment the respective Seller (i) reports it in writing, and (ii) provides evidence in terms reasonably satisfactory for TransUnion, to the Buyer of the measures implemented to remedy the breach. All of the above without prejudice to the right of the Buyer of not making the Second Closure in accordance with the last sentence of the paragraph immediately above.

Article IV.    DECLARATIONS AND GUARANTEES OF THE SELLERS WITH RESPECT TO THE SELLERS

Notwithstanding everything that has been revealed in the Date Room, each Seller, individually and without any solidarity whatsoever, hereby declares and guarantees to the Purchaser, with respect to their capacity as Sellers, that which is listed below. In consequence, all the Declarations and Guarantees in Article IV shall be understood as conditional or excluded, as applicable, according to the information contained therein.
Section 4.01    Organization and Authority.
On the Execution Date and the Date of the First Closing, as well as on the Date of the Second Closing, each Seller is legally organized and legally exists according to the laws of the jurisdiction where it was established. Each Seller has the power, ability and authorization necessary to enter into this Agreement, and to enter into and sign all agreements, documents, instruments or certificates included herein and in the other Transaction Documents of which they are a party, as well as to fulfill their obligations and complete the transactions included therein, as the case may be. Each Seller has the Corporate Approvals necessary to sign this Agreement and the other Transaction Documents, fulfill their obligations and execute the transactions included herein and in the other Transaction Documents. This Agreement and the other Transaction Documents were duly signed by each Seller and, assuming this Agreement is duly authorized and signed by the other Sellers and the Purchaser, constitute a legal, valid and binding obligation for each Seller, payable to said Seller according to the terms thereof, subject to laws on matters of insolvency and reorganization, and similar laws that in general affect the rights of creditors.
Section 4.02    Authorizations.
On the Execution Date and the Date of the First Closing, as well as on the Date of the Second Closing, the Representative of the Sellers has the ability, power and Corporate Authorizations necessary to execute the transactions included herein, on behalf and in representation of the Sellers.
Section 4.03    Shares Subject to Purchase; Title.

a)
On the Execution Date and the Date of the First Closing, each Seller is the owner of the Initial Shares in the proportions indicated in Attachment E and is the title holder with respect thereto. The Initial Shares are free of any Encumbrance, have not been disposed of or promised in sale via an act previous to this one and, in general, have no kind of restriction or affectation that would impede their transfer or the free exercise of all political and economic rights inherent therein.

Exhibit 2.1
Signatory Version - English translation

b)
Upon transferring the Initial Shares in conformance with Article II on the Execution Date and the Date of the First Closing, and upon performing the corresponding notation in the Company’s shareholder registry, in conformance with the terms hereof, the Sellers will transfer ownership of said Initial Shares to the Purchaser, free of all Encumbrances.

c)
On the Date of the Second Closing, each Seller is the owner of the Additional Shares in the proportions indicated in Attachment E and is the title holder with respect thereto. The Additional Shares are free of any Encumbrance, have not been disposed of or promised in sale via an act previous to this one and, in general, have no kind of restriction or affectation that would impede their transfer or the free exercise of all political and economic rights inherent therein.

d)
Upon transferring the Additional Shares in conformance with Article II on the Date of the Second Closing, and upon performing the corresponding notation in the Company’s shareholder registry, in conformance with the terms hereof, the Sellers will transfer ownership of said Additional Shares to the Purchaser, free of all Encumbrances.

e)
Except for the Transaction Documents, on the Execution Date and on the Date of the First Closing, as well as on the Date of the Second Closing, there are no promises, options, subscriptions, convertible securities or other rights, agreements, compromises or Encumbrances related to the Shares Subject to Purchase.

f)
Except for the Transaction Documents, on the Execution Date and the Date of the First Closing, as well as on the Date of the Second Closing, there are no current voting agreements, trusts, shareholders’ agreements, powers or other agreements or understandings with respect to voting or the transfer of the Shares Subject to Purchase.

Section 4.04    Absence of Conflict.

On the Execution Date and the Date of the First Closing, as well as on the Date of the Second Closing, each Seller declares that the signing hereof and of the other Transaction Documents by said Seller, and the fulfillment of the obligations established herein and in the other Transaction Documents by said Seller, and the execution of the obligations included herein and in the other Transaction Documents by said Seller does not:

a)
Cause a conflict or violation, or constitute a breach of, (i) the statutes and other corporate and governing documents of each Seller, or (ii) the Law, except for violations or breaches that do not impede or affect the ability of each Seller to complete the transactions included herein and in the other Transaction Documents;

b)
Cause a conflict or violation, or constitute a breach of, any term or provision of an order of a Governmental Entity applicable to said Seller, except for violations or breaches that do not impede or affect the ability of each Seller to complete the transactions included herein and in the other Transaction Documents;

c)	Materially impair the ability of the Company to conduct Business under terms that are substantially equal to the terms under which the Execution Date and the Date of the First Closing are carried out.
Section 4.05    Litigation.

a)
On the Execution Date and the Date of the First Closing, as well as on the Date of the Second Closing, there are no pending or ongoing Proceedings, Proceedings with respect to which there is an unfulfilled, enforceable judgment or mandate or claims that may result in a Proceeding against the Sellers that questions the ownership of the Shares Subject to Purchase, the right of the Sellers to enter into this Agreement and the other Transaction Documents or their ability to fulfill their obligations under this Agreement and the other Transaction Documents.

Section 4.06    Governmental Approvals.

On the Execution Date and the Date of the First Closing, as well as on the Date of the Second Closing, the execution of the commitments, obligations and agreements by the Sellers contained herein and in the other Transaction Documents do not require the approval or consent of a Governmental Entity.
Section 4.07    Information Disclosure and Data Room.

a)	No Individual has uploaded information to the Data Room after December 16, 2015.

b)
As of December 16, 2015, and to the best of the Seller’s knowledge and understanding, the Data Room contains sufficient information for a prudent and vigilant Purchaser to adequately evaluate the legal, financial, operational and commercial status of the Company and its Business sufficiently enough for the type of transaction proposed herein. In this regard, to the best of the Seller’s knowledge and understanding, notwithstanding the provisions of Section 5.21 hereof, the Sellers hereby declare and guarantee that the Company has not provided materially false or misleading information, nor has it omitted information from the Data Room that, because it has been omitted, has caused all or part of the other information provided in the Data Room to be materially irrelevant, inexact or false.

Section 4.08    OFAC Lists.

Neither the Sellers nor their Affiliates are or have been identified on the SDN List, nor have they been sanctioned by the OFAC.

Article V.     DECLARATIONS AND GUARANTEES OF THE SELLERS WITH RESPECT TO CIFIN

Exhibit 2.1
Signatory Version - English translation

On the Execution Date and the Date of the First Closing, notwithstanding everything disclosed in the Data Room, the Sellers conjointly but not with solidarity declare and guarantee to the Purchaser that which is listed below (except for declarations and guarantees expressly made on another date), with respect to the Company. In consequence, all the Declarations and Guarantees in Article V shall be understood as conditional or excluded, as applicable, according to the information contained therein.

Section 5.01    Existence.

a)	The Company is duly organized and validly exists in conformance with the laws of the Republic of Colombia.

b)	The Company has the ability and authorizations necessary to conduct Business in substantially the same manner in which it conducts Business on the Execution date and the Date of the First Closing.

c)
All corporate acts of the Company that are necessary to dispose of the Shares Subject to Purchase, including the right of first refusal in the negotiation, were carried out on or before the Execution Date and the Date of the First Closing.

d)
Also, the Company (i) is not subject to any grounds for dissolution whatsoever, and any grounds for dissolution that may have existed in the Company were set aside in due form, within the period established by Law; and (ii) is not involved in any grounds that may give rise to a request or opening of an insolvency proceeding, a declaration of insolvency or, to the Knowledge of the Sellers, the imposition of precautionary measures on its assets. Nor, to the Knowledge of the Sellers, are there events or circumstances that may reasonability be expected to give rise to the occurrence of said grounds.

Section 5.02    Statutes.
In the Data Room, copies of the Company’s current statutes were included, except for the statute amendment performed on February 04, 2016, via which the Company’s statutes were modified in order to allow for the execution hereof and of the other Transaction Documents. All the Company’s statute amendments have been performed in conformance with the provisions in the statutes and the Law. These have been recorded in the commercial registry and have been made available to the Purchaser on or before the Execution Date or the Date of the First Closing.
Section 5.03    Absence of Conflict.
The signing hereof and of the other Transaction Agreements, and the fulfillment of the commitments, obligations and agreements contained herein and in the other Transaction Documents does not:

a)	Cause a conflict, violation or breach of (i) the statutes and other corporate and government documents of the Company or any of the Sellers, or of (ii) the Laws applicable to the Company;

b)	Cause a conflict, violation or breach of any term or provision of an order of a Governmental Entity applicable to the Company or any of the Sellers;

c)	Violate or cause, to the Knowledge of the Sellers, a breach or termination of any Agreement Material to the Company.
Section 5.04    Capitalization.

a)
The authorized, subscribed and paid-in capital of the Company, the number of shares in which the subscribed and paid-in capital is divided, and the nominal value of the shares are indicated in Attachment N.

b)
All the Company’s Shares were duly and validly authorized, issued and subscribed, and have been completely paid-in. All the Company’s Shares correspond to ordinary shares. The Company has no preferential or privileged shares, or shares with special rights.

c)
The Company has not issued options, bonds convertible into shares or other similar instruments that give any Individual the right to (i) subscribe or acquire the Company’s shares, (ii) exchange equity securities for the Company’s shares (including but not limited to shares of any kind or other voting securities or shareholder interests), or (iii) receive any other security or stock that may be converted or exchanged, or that constitutes a right to subscribe or acquire the Company shares.

d)	Except for those indicated in the information included in the Data Room, there are no dividends or other types of obligations pending payment with the Company’s shareholders.

Section 5.05    Operations with Related Parties.

a)	The Data Room contains a complete and exact list of the Company’s contracts, agreements and operations with Related Parties.

b)	All agreements with Related Parties were signed and executed under market conditions, as if they had been signed and executed by independent parties.

c)	No Related Party is owner, possessor, or holder of an asset of the Company.
Section 5.06    Financial Statements of the Company.

d)
The Data Center contains the financial statements of the Company with closing on December 31, 2012, 2013 and 2014, including the balance sheet, income statement, statement of changes in equity, cash flow, and changes in financial position, as well as, in the case of annual financial statements, the notes related thereto and the report of external auditors, and the trial financial statements with closing on September 30, 2015 (the “Financial Statements of the Company”).

e)
In the Knowledge of the Vendors, the financial statements of the Company (i) are true, complete and correct, (ii) they were prepared in accordance with the GAAP (Generally Accepted Accounting Principles), consistently applied during the relevant periods (except as indicated in notes thereto), (iii) they have been faithfully taken from the books of the Company, (iv) they present in all material respects the financial position of the Company, the closing dates thereof and in accordance with the GAAP; and (v) they do not omit

Exhibit 2.1
Signatory Version - English translation

information that must be disclosed in accordance with the GAAP, nor do they include information that is not true in material respects.

f)
In the Knowledge of the Vendors, the Company reported faithful, accurate, adequate and timely financial statements of the Company to the shareholders of the Company and the relevant Government Entities in accordance with applicable Law.

g)	In the Knowledge of the Vendors, the provisions included in the Financial Statements of the Company are sufficient and appropriate.

h)	In the Knowledge of the Vendors, since the incorporation of the Company, there have been no changes in the accounting policies thereof, except for those required by Law.

i)
In the Knowledge of the Vendors, the Company has no liabilities that have not been disclosed in the Financial Statements of the Company, which must be disclosed except for those liabilities it has incurred in the ordinary course of business from the closing date of the Financial Statements up to the Date of Signing and First Closing.

Section 5.07    Books and Records.
In the Knowledge of the Vendors, (i) the books of the Company reasonably reflect all matters for which records are required by Law and have been kept in accordance with the Law, (ii) the minute books reflect faithfully the meetings of the shareholders and the board of directors, (iii) the records in the register of shareholders faithfully reflect the shareholding composition of the Company, and (iv) the accounting books of the Company reflect the current financial situation of the Company and these books are kept in accordance with the GAAP.
Section 5.08    Litigation.

j)
In the Knowledge of the Vendors, and except as provided in the information included in the Data Center, there is no claim or administrative or judicial investigation by a Government Entity, or by any other Person, in progress, against the Company.

k)
In the Knowledge of the Vendors, and except as provided in the information included in the Data Center, the Company is not subject to any final judgment pending execution, or outstanding fines imposed by Government Entities.

l)
In the Knowledge of the Vendors, there are no settlements or transaction agreements signed by the Company, whose obligations under the responsibility thereof that must be executed after the Date of Signing and First Closing, except for settlement or transaction agreements signed by the Company in the Ordinary Course of Business.

Section 5.09    Compliance with the Law; Permits.

a)
In the Knowledge of the Vendors, the Company has complied with all applicable Laws in the development or operation of its Business, except for those breaches that do not cause a material adverse effect on the Company.

b)	In connection with the Business and this transaction, neither have the Vendors nor, to the Knowledge of the Vendors, has the Company or its management, realized:

(i)	Any act which, directly or through an Intermediary, causes or may cause the Company to violate any Anti-Corrupt Laws;

(ii)
Directly or indirectly, promises, offers, approvals, or confirmations to pay or to take any action aimed at payment, donation or transfer of anything of value to, or for the use or benefit of, any of the following Persons, in violation of the Anti-Corruption Laws: (a) any individual, including public servants; (b) an intermediary for payment to any individual, including public servants, or (c) any political party;

(iii)
Any act or offense for which they have been tried or charged with fraud or corruption, nor have been listed by a Government Entity as Persons suspended or disqualified from their office, or in process of suspension or disqualification, or otherwise as Persons not eligible or qualified to participate in programs or agreements with Governmental Entities.

Section 5.10    Taxes.

a)
In the Knowledge of the Vendors, the Company has, in a timely fashion, filed all Tax returns that it must file with respect to itself, and there is no notification regarding such Tax returns being audited by a tax authority.

b)
In the Knowledge of the Vendors, the Company has paid, or made sufficient provision for, the payment of all Taxes that must be paid thereby, except for the Taxes that have been contested in good faith and there is no cause for a reassessment or imposition of additional Taxes on the Company, or on its Assets, in relation to the not yet closed periods. In the Knowledge of the Vendors, these Tax returns are true, correct and complete in all formal and substantial aspects.

c)	In the Knowledge of the Vendors, all Taxes that they must withhold or collect have been duly and promptly withheld, declared and paid by the Company.

d)
In the Knowledge of the Vendors, there are no tax disputes through government channels or before the administrative litigation jurisdiction under way regarding applicable Taxes, and no Governmental Entity has suggested, proposed or implied the existence of inconsistencies, deficiencies or penalties with respect to Taxes against them, which have not been paid in full.

Section 5.11    Assets.

a)
In the Knowledge of the Vendors, the Company is the holder of the right of ownership over the Assets included in the Financial Statements of the Company, or acquired after the date thereof, which exist and are free of any Encumbrance.

b)
In the Knowledge of the Vendors, the assets included in the Financial Statements of the Company, or acquired after the date thereof, correspond to the Assets required for the development of the activities of the Company in the Ordinary Course of Business.

c)
In the Knowledge of the Vendors, the assets included in the Financial Statements of the Company, or acquired after the date thereof, are in normal working conditions, subject to normal wear and tear thereof, and have been regularly maintained, and they have adequate capacity to do the job for which they were acquired.

Exhibit 2.1
Signatory Version - English translation

Section 5.12    Material Contracts.

a)	The contracts included in the Data Center are the Material Contracts to which the Company is a party.

b)
Each of the Material Contracts of the Company constitutes a valid and binding obligation of the Company. In the Knowledge of the Vendors, the Company has complied in all material regards with all its obligations under the Material Contracts of the Company. In the Knowledge of the Vendors, none of the parties to a Material Contract of the Company has breached its obligations under that contract or threatened or indicated its intent to terminate early or stop using the services of the Company, or breach any of the Material Contracts of the Company.

Section 5.13    Guarantees
In the Knowledge of the Vendors, the Company has not granted any real or personal guarantees, in order to guarantee or demonstrate obligations of its own or in favor of third parties and is not liable for any obligation of third parties (including Debt contracts or operations of Affiliates or shareholders) that are currently in force.
Section 5.14    Intellectual Property.

a)	The Data Center contains a listing of all Intellectual Property owned by the Company, which is registered (or in process of being registered).

b)	Except as indicated in the information contained in the Data Center, and in the Knowledge of the Vendors:

(i)
The Company is not infringing or violating the Intellectual Property of any Person and has sufficient rights to use all Intellectual Property that is used in the operation of its Business as it is being handled on the Date of Signing and First Closing.

(ii)	The Company has not received communications from third parties expressly informing of infringements or violations by the Company of the Intellectual Property of other Persons;

(iii)	There are no licenses authorizing the use of the registered Intellectual Property of the Company related to the Business of any third party;

(iv)
The Intellectual Property and the products of the Company are not at the Date of Signing and First Closing target of lawsuits or judicial or administrative actions by third parties for any reason, including violation, interference or unfair competition;

(v)	The Intellectual Property of the Company is not being infringed or violated by any third party;

(vi)
All the software used by the Company is owned thereby or has been duly licensed in its favor and its rights thereon are valid and enforceable. All software developed by employees or contractors of the Company have assignment agreements of authorial rights of each and every one of the authors thereof; and

(vii)
No judicial or administrative proceedings have been brought nor have acts of any Government Entity been ordered that may limit, cancel or question the validity of the rights of the Company on the Intellectual Property.

c)
In the Knowledge of Vendors, regarding all know how and trade secrets required for the Company to operate as it currently operates, including, but not limited to, customer lists, operating systems used, methods of service delivery, efficiencies obtained by the different methods of service delivery, service tariffs, information of current contracts, etc., (i) the Company may use them legally under the terms that it does so; (ii) they are free from any Encumbrance or litigation; (iii) the Company has not entered into licensing agreements on them; and (iv) they were validly acquired.

Section 5.15    Protection of Data.

a)
On the Date of Signing and First Closing, in the Knowledge of the Vendors, the Company has complied with all the commitments under its responsibility under the applicable Law on the protection of personal and financial data, in all relevant aspects of these Applicable laws.

b)	Except as indicated in the information in the Data Center, the Company has not received:

(i)	any penalty or equivalent notice from the authorities for breach of the applicable Law on the protection of personal data.

(ii)
any notification or communication from relevant Government Entities informing of an investigation or the possible opening of an administrative proceeding for breach of the legislation on protection of personal data.

c)
Except as indicated in the information in the Data Center, there has been no failure in the mechanisms of information security that may have had as a result the access to, or publication that is fraudulent or that lacks permission of, the personal data or the financial data that are stored in the databases of the Company.

Section 5.16    Insurance.

a)	The Data Center contains a listing of all insurance policies held by the Company as policyholder and beneficiary (the “Policies”).

b)	In the Knowledge of Vendors, all premiums for the Policies have been duly paid or provisions have been made for them in the Financial Statements of the Company.

c)
In the Knowledge of the Vendors, the Company has not been notified about the breach of the terms and conditions of the Policies or cancellation thereof nor has committed acts or omissions that may reasonably result in the termination, modification or cancellation of the Policies.

Exhibit 2.1
Signatory Version - English translation

Section 5.17    Labor Matters.

a)
In the Knowledge of the Vendors, the Company has complied with all regulations on labor and social security matters under the applicable Laws, except for those breaches, delays or inaccuracies that do not cause an adverse material effect on the Company, including but not limited to the contributions for health, pensions, occupational hazards, and taxes. Except as indicated in the information contained in the Data Center, at the Company:

(iv)	there are no payments to employees of the Company for salaries, social security or benefits other than those recognized in the monthly payroll;

(v)	there are no pension plans other than those required by applicable Law, and it has no retirement, old age, disability or survivors pensions under its responsibility;

(vi)	no employees, directors, legal representatives, or advisors of the Company have any rights over the Intellectual Property of the Company;

(vii)	the Company has no trade unions, unions, collective contracts, or collective agreements; y

(viii)	the Company has complied with all labor standards regarding the hiring of temporary employees through temporary employment agencies.

b)	In the Data Center a listing is included with the positions of all employees of the Company, including the salary curves corresponding to each position, with closing on November 30, 2015.

c)	Since December 31, 2014, the Company has not granted or agreed to grant a general increase in any remuneration, outside the Ordinary Course of Business.

d)	The Company has no obligation to any employee, taken on outside the Ordinary Course of Business, to increase wages, to grant bonuses or give any other kind of compensation.
Section 5.18    Properties; Leases.

a)
On the Closing Date, the Company owns the properties described in the information included in the Data Center (the “Properties”). In the Knowledge of the Vendors, regarding the Properties, the Company is the current holder and owner thereof and owns the right of control over them. The Properties (i) are Unencumbered; (ii) they were validly acquired; (iii) they have not been promised for sale or subject to any agreement with any option or otherwise requiring the Company to transfer them; and (iv) all Taxes associated with the possession and use of Properties are current in their payment.

b)
The Data Center contains a listing of all the lease agreements for properties to which the Company is a party, as lessor or lessee (the “Lease Agreements”). In the Knowledge of the Vendors, regarding the Lease Agreements the Company has a valid right that allows it to use and enjoy all properties that are necessary to develop the operations of the Company in the way in which they are currently realized (the “Leased Properties”). In the Knowledge of the Vendors, the Company has materially fulfilled all its obligations under the Lease Agreements and there are no events or circumstances that may reasonably be expected to result in the early termination of any of the Lease Agreements. The consummation of the transactions contemplated by this Agreement will not lead to default, or permit the termination, of any of the Lease Agreements.

Section 5.19    Intermediaries.
On the Date of Signing and First Closing, unless otherwise noted in the information included in the Data Center and in Annex O, no consultant, attorney, broker, intermediary, or investment banker is entitled to any fee or commission for intermediation in relation to the transactions contemplated in this Purchase Agreement based on the arrangements made by, or on behalf of, the Vendors for which the Company or the Buyer may be responsible after the Date of Signing and First Closing. Any expenses related to the signing of this Purchase Agreement and of the Transaction Documents shall be borne by the Vendors.
Section 5.20    OFAC lists.
In the Knowledge of the Vendors, neither the Company or its Affiliates, from its incorporation and until the date of this Agreement, have been nor are party to any contract, agreement or arrangement with any person who is or has been (i) identified on the SDN (Specially Designated Nationals) list, or (ii) sanctioned by the OFAC (Office of Foreign Assets Control).
In the Knowledge of the Vendors, neither the Company nor its Affiliates, directors or officers are or have been identified on the SDN list, nor have they been sanctioned by the OFAC.
Section 5.21    Only representations and warranties in relation to the CIFIN (Central de Información Financiera; a Colombian credit bureau).

The representations and warranties set forth in this Article V are the only representations and warranties that the Vendors will grant in relation to the CIFIN, on the Shares Subject to Purchase, the Business, and the Assets. Accordingly, the Buyer may not invoke any additional representation or warranty other than those contemplated in Article IV and Article V for claiming compensation for Losses in accordance with Article VIII of this Agreement.

Thus, the Buyer acknowledges that, except for the exercise of its rights under Article VIII of this Agreement, the Buyer shall have no other right to claim for Losses arising from the lack of truthfulness in the representations and warranties contained in this Article V, whereby Article VIII of this Agreement regulates overall the regime of compensation for hidden faults and,

Exhibit 2.1
Signatory Version - English translation

except as provided in Article VIII, the Buyer may not claim compensation for harm and damages for Losses suffered as a result of the existence of hidden faults in the Company, in the Shares Subject to Purchase, in the Business, and in the Assets, and henceforth waives the initiation of any kind of action for hidden or redhibitory faults except in cases in the cases where the Law does not allow waiver of such actions.

The Buyer acknowledges that none of the statements, representations and warranties of the Vendors regarding the CIFIN, considered independently, is an element of the essence of the Company or of the Shares Subject to Purchase. For this reason, the Buyer acknowledges that no falseness or inaccuracy in the statements, representations and warranties of the Vendors in relation to the CIFIN contained in this Purchase Agreement, considered independently, is an error on the subject of the contract under the terms of the Civil Code of Colombia, in particular under Articles 1508, 1510 and 1511.
Article VI.    REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Vendors that both on the Date of Signing and First Closing, and on the Date of Second Closing (except for those representations and warranties expressly made after another date):
Section 6.01    Existence.
The Buyer is a corporation duly organized, validly existing, and in force under the laws of Netherlands.
Section 6.02    Authorizations.
The Buyer has the power, capacity, and the necessary authorization to enter into this Agreement, and to celebrate and sign all agreements, documents, instruments and certificates referred to in this Agreement and the other Transaction Documents to which it is part, and to fulfill their obligations and to consummate the transactions contemplated therein, as appropriate. The signing of this Agreement and the other Transaction Documents by the Buyer, the Buyer’s compliance with its obligations, and the execution of the transactions contemplated in this Agreement have the necessary Corporate Authorizations under the corporate documents of the Buyer. This Agreement and the other Transaction Documents have been duly signed by the Buyer, assuming the due authorization and execution of this Agreement by the Sellers constitute the legal, valid, and binding obligation of the Buyer, enforceable to the Buyer according to its terms, subject to the laws on insolvency, reorganization, and similar laws affecting the rights of creditors and resources in general, and, as may be applicable, the general principles of equity, including the principles of commercial reasonableness and good faith.
Section 6.03    Absence of Conflict.
The Buyer declares that the signing of this Agreement and the other Transaction Documents, and the compliance with its obligations contained in this Purchase Agreement and the other Transaction Documents, and the execution of its obligations under this Agreement and the other Transaction Documents do not:

b)
Conflict with or result in a violation or constitute a breach of (i) the statutes and other corporate and government documents of the Buyer, or (ii) the Law, except for violations or breaches that do not substantially prevent or affect the Buyer’s ability to consummate the transactions contained in this Agreement and the other Transaction Documents; nor

c)
Conflict with or result in a violation or constitute a breach of any term or provision of an order of a Government Entity applicable to the Buyer, except for violations or breaches that do not substantially prevent or affect the Buyer’s ability to consummate the transactions contained in this Agreement and the other Transaction Documents.

Section 6.04    Disputes.
There are no pending or ongoing Processes, processes or claims that could eventually lead to a Process, for which there is a sentence or order that has not yet been fulfilled against the Buyer that question the Buyer’s right to enter into this Agreement and the other Transaction Documents or its ability to meet its obligations under this Agreement and the other Transaction Documents.
Section 6.05    Funds.
The Buyer owns, or has access to, sufficient resources to pay the Purchase Price in cash (the “Funds”). The Funds come from a lawful origin.
Section 6.06    Exchange obligations.
The Buyer shall fulfill both on the Date of Signature and First Closing, as well as on the Second Closing Date, its obligations under the exchange regulations at the time of the Transaction.
Section 6.07    Compliance with the Law.
Neither the Buyer nor its Affiliates or Administrators have done or made:

(i)	Any act that, directly or through an intermediary, causes or could cause the Buyer to violate any Anti-Corruption Law;

(ii)
Directly or indirectly, promises, offers, approvals, or ratifications to pay or to take any action aimed at payment, donation or transfer of anything of value to, or for the use or benefit of any of the following Persons, in violation of the Anti-Corruption Laws: (a) any individual, including public officials; (b) an intermediary for the payment to any individual, including public officials, or (c)

Exhibit 2.1
Signatory Version - English translation

any political party;

(iii)
Any act or offense for which they have been tried or charged with fraud or corruption, or have been listed by a Government Entity as Persons suspended or disqualified to hold office, or in the process of suspension or disqualification, or otherwise as Persons ineligible or disallowed to participate in programs or contracts with Government Entities.

Section 6.08    Intermediaries.
No broker, lawyer, intermediary, or investment banker is entitled to any brokerage fees or commissions in connection with the transactions contemplated in this Purchase Agreement based on requests made by, or on behalf of, the Buyer for which Sellers may be responsible after the Closing.
Section 6.09    Due Diligence
The Buyer declares that, in its capacity as an expert businessman, it has conducted a process of due diligence under which it has conducted its own investigation and review of the Company, its assets, liabilities, condition (financial and otherwise), business, operations, and projections (mainly based on their own knowledge and experience), and has had the opportunity to freely examine such documentation and information relating to the Company that has been made available in the Data Room. The Buyer also states that this process has been assisted by consultants, advisors, or experts as considered appropriate. The Buyer declares that it has based its investment decision on independent analysis and has informed that it has taken its investment from the Company. The Buyer agrees that the Sellers have not made any statement or guarantee different from the statements or guarantees of the Sellers established in ýArticle IV and ýArticle V with limitations regarding their scope and extent, particularly in strict relation to that revealed in the Data Room.
Section 6.10    OFAC Lists.
Neither the Buyer nor its Affiliates are or have been in the last five (5) years part of any contract, agreement, or arrangement with any person who is or has been (i) identified in the SDN List, (ii) sanctioned by the OFAC, or (iii) reported to the FIAU.
Neither the Purchaser nor the administrators or officers of the Buyer are or have been identified on the SDN List, have been sanctioned by the OFAC, or have been reported to the FIAU.
Article VII.    AGREEMENTS BETWEEN THE BUYER AND THE SELLERS
Section 7.01    Best Efforts.
The Buyer and the Sellers shall make their best efforts, best efforts being understood as the effort a good business man would make in a similar or equivalent situation to perform, or make happen all actions that are necessary, appropriate, or desirable in order to perfect the transactions contemplated by this Agreement and the other Transaction Documents. The Buyer and each of the Sellers agree to not take any action which could reasonably be expected to affect the firmness, or the possibility to consummate, the transactions contemplated by this Agreement and the other Transaction Documents. In the development of, and without implying any limitation of the foregoing obligation, each Seller agrees to (i) not acquire, on or before the Date of the Second Closing, additional shares in the exercise of preemptive rights contained in the statutes of the Company and (ii) not sell or allow any taxation of Additional Shares prior to the Date of the Second Closing.
Section 7.02    Confidentiality.

a)
As of the Date of Signature and First Closing, neither the Sellers nor any of its Affiliates may, without the prior written consent of the Buyer, directly or indirectly, reveal, communicate, disclose, share, or use any Confidential Information of the Buyer. For the purposes of Section 7.02(a), the term “Confidential Information of the Buyer” shall mean all information that is confidential or privileged in nature of any form, (i) in relation to the Company (including but not limited to the practices, processes, methods, know-how, trade secrets, records and specifications, customer lists of the Company, relationships with customers of the Company and the information of customers of the Company (except for the right of each Seller to use the information obtained from their own customers and that has been transmitted to the Company for the development of the corporate purpose of the Seller), acquisition and investment strategies, information about personnel, sales, marketing and finance operations and methods, structure and conditions of transactions, and other compilations of information), (ii) relating to the Buyer provided or known by the Sellers in connection with the negotiation of this Purchase Agreement and the other Transaction Documents, or in connection with the transactions contemplated hereby, (iii) relating to the signing and content of this Agreement and the other Transaction Documents, (iv) relating to the structure and the actions agreed to or contemplated by the Parties to be completed before and after the Second Closing, and (v) subject to professional secrecy.

b)
As of the Date of Signature and First Closing, neither the Buyer nor any of its Affiliates may, without the prior written consent of the Sellers, directly or indirectly, reveal, communicate, disclose, share, or use any Confidential Information of the Sellers. For the purposes of Section 7.02(b), the term “Confidential Information of the Sellers” shall mean all information that is confidential or privileged in nature of any form, (i) relating to the Sellers provided or known by the Buyer in connection with the negotiation of this Purchase Agreement and the other Transaction Documents, or in connection with the transactions contemplated hereby, (iii) relating to the signing and content of this Agreement and the other Transaction Documents, (iv) relating to the structure and the actions agreed to or contemplated by the Parties to be completed before and after the Second Closing, and (v) subject to professional secrecy.

c)
Neither the Confidential Information of the Buyer nor the Confidential Information of the Sellers include information that: (i) is or becomes generally available to the public, unless this occurs as a result of a violation of this Agreement by the Buyer or the Sellers, as the case may be; (ii) is found in possession of the Buyer or the Sellers, as the case may be, at the time of its disclosure by the other

Exhibit 2.1
Signatory Version - English translation

Party and was not subject to any obligation of confidentiality to the Party who provided the respective confidential information; or (iii) is received by the Buyer or the Sellers, as the case may be, of a third party that is not subject to any obligation of confidentiality to the Party that provides the confidential information. The disclosure of Confidential Information of the Buyer or the Confidential Information of the Sellers, as far as is required by applicable Law, shall be allowed.
Section 7.03    Public Announcements.
Neither Party may make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written approval of the other Party. An exception to the above is any announcement or disclosure that is required to comply with the applicable Law or the rules of the stock exchange or securities regulator applicable to one of the Party. The Parties have agreed that on the Date of Signature and First Closing, the scope of the public announcement is that prescribed in Annex P. For any public announcement after the Date of Signature and First Closing, the Party obliged to disclose shall previously consult with the other Party regarding the scope and content of the disclosure and will consider in good faith any comments from the Party.
Section 7.04    Offer to Non-Private Entities.
The Buyer agrees that for the two (2) years following the Date of Signature and First Closing, in the event that the shareholders of the Company that are public entities (the “Non-Private Entities”) offer or dispose of its shares through a disposal process under Law 226 of 1995, or any similar process established in the applicable Laws, the Buyer shall take a stance in the process at the appropriate stage, for all the shares of the corresponding Non-Private Company at a minimum price equal to the Purchase Price divided by the total number of shares.
Section 7.05    Non-Competitiveness.

The Sellers agree, jointly and not severally, acting jointly or individually, directly or indirectly through an intermediary, to not constitute or have a controlling interest, either directly or indirectly, in a company whose purpose is the development of Business within the territory of Colombia for a period of four (4) years from the Date of Signature and First Closing.
Section 7.06    Confidentiality.

The Sellers agree, jointly and not severally, acting jointly or individually, directly or indirectly through an intermediary, to not disclose or use any confidential information of the Company (including, but not limited to, customer information, information about personnel, business information and sales, and financial information), notwithstanding the use and disclosure of information to which they are entitled during the respective Service Agreements and under the terms permitted there.
Section 7.07    Use of the Brand.

With the understanding that the brand “CIFIN” is owned by Asobancaria, for a period of 1 year from the Date of Signature and First Closing, the Sellers, in their capacity as members of Asobancaria, considered individually and within the capabilities they have in this entity, shall make their best efforts such that Asobancaria refrains from, and does not allow Others to, use the brand “CIFIN” or brands derived from it, if they exist, for any use within the categories in which such brand is registered on the Date of Signature and First Closing.
Section 7.08    Service Agreements

At the Date of Signature and First Closing, a number of Sellers representing at least 80% of the revenue generated by the Sellers in the Company for the year 2015 shall celebrate the Addendums of the Service Agreements, in accordance with the model provided in Annex J.

Section 7.09    Division of Profits

a)
The Parties agree to vote their shares in all shareholders’ meetings held during 2016 such that during this year, dividends against profits earned in 2015 and earlier that are retained in the assets of the company on December 31, 2015 are not issued or paid.

b)	The parties agree that for 2016 the profits obtained in 2015 and earlier that are retained in the assets of the company on December 31, 2015 shall not be assigned to finance losses of the Company.

Article VIII.    INDEMNIZATION
Section 8.01    Indemnization on behalf of the Sellers.
Subject to the provisions of Article VIII, the Sellers agree, jointly but not severally, to defend and hold harmless (the “Indemnity Obligation of the Sellers”) the Buyer in relation to any Loss suffered or incurred by the Buyer resulting from, or relating to, or arising in:

a)	Any misrepresentations or inaccuracies in the Fundamental Manifestations of the Sellers; or

b)	Any breach of the commitments and obligations of the Sellers under this Purchase Agreement.
Each Seller, considered individually and without any solidarity, shall be responsible for the Indemnity Obligation of the Sellers in proportion

Exhibit 2.1
Signatory Version - English translation

to their share in the share capital of the Company which has been disposed of under this Agreement.
Section 8.02    Indemnization on behalf of the Buyer.
Subject to the provisions of Article VIII, the Buyer agrees to defend and hold harmless the Sellers (the “Indemnity Obligation of the Sellers”), in relation to any Loss suffered or incurred by any of these resulting from, or relating to, or arising in:

a)	Any misrepresentations or inaccuracies in the statements and guarantees of the Buyer contained within the Article VI of this Purchase Agreement;

b)	Any misrepresentations or inaccuracies in the Fundamental Manifestations of the Buyer; or

c)	Any breach of the commitments and obligations of the Buyer under this Purchase Agreement.
The Buyer shall pay any amount of the Indemnity Obligations of the Buyer to the Sellers in the proportions and following the instructions set out in Annex L. Notwithstanding the foregoing, the Buyer may pay the amount of the Indemnity Obligation of the Buyer to the Seller that any of the Sellers expressly indicate, and only in the event that the Sellers have so pointed out expressly and in writing, duly signed by their legal representative or agent for this purpose, any payment made to any Seller shall be deemed to have paid off the Indemnity Obligation of the Buyer held before all the Sellers.
Section 8.03    Procedure for Direct Claims.
In the event that either Party finds any action giving rise to claims under the Section 8.01 and Section 8.02 (an “Compensable Event”), the following procedures shall apply:

a)
The Affected Party (the “Affected Party”) shall notify the other Party (the “Accused Party”) of this action in writing as soon as possible, together with a detailed explanation of the actions related to the Compensable Event, with an estimate of the value subject to a claim and indicating the false or inaccurate statement or the breached obligation or commitment giving rise to the Compensable Event (the “Direct Notification of Claim”).

b)
The Accused Party, within thirty (30) calendar days following the receipt of the communication, must indicate whether or not it considers the presented claim valid, and explain the reasons for which it considers the claim to be invalid, if such is the case.

c)
If the Accused Party accepts the presented claim or remains silent during the period specified in the preceding paragraph, it shall be required to pay the full amount claimed by the Affected Party within thirty (30) calendar days after receipt of the Direct Notification of Claim.

d)
In the event that the Accused Party disagrees with the Affected Party in regards to the amount or cause of the claim for the Compensable Event or whether it is subject to the Indemnity Obligation established hereunder, and after thirty (30) calendar days from the date of the objection, the Affected Party may proceed to exhaust the dispute settlement mechanisms established in Section 10.06.

Section 8.04     Third Party Claim .

a)If the Compensable Event relates to a claim, legal action, or proceeding brought by a third party, including any Government Entity (a “Third Party Claim”), shall proceed as follows:

(i)
The Affected Party shall send a written notice to the Accused Party, together with copies of all documents of the Third Party Claim and any other relevant documents, before the earlier of (x) the fulfillment of a period of ten (10) days following the date on which the Accused Party is notified or becomes aware of the respective Third Party Claim, and (y) two (2) business days prior to the date of the deadline to give response to such claim in a manner that allows the Accused Party to respond or object in a timely manner to such Third Party Claim in accordance with applicable law (the “Notification of Third Party Claim”). The Parties agree that only in the event that the delay in sending such Notification of Third Party Claims by the Accused Party to make innocuous the rights of defense of the Accused Party in the respective Process, the Accused Party shall lose the right to compensation in relation to the Loss that may arise from the corresponding Third Party Claim.

(ii)
The Accused Party shall have the right, upon becoming aware of any Third Party Claim, to take measures, and hire experts, consultants, and/or legal counsel that they in good faith may deem necessary or appropriate to assume the exclusive defense of such claim, and the Accused Party shall assume the responsibility for all the costs incurred in connection with such Third Party Claim, including costs associated with the outcome of the claim or the transaction itself. Within fifteen (15) business days following the receipt of the Notification of Third Party Claim, the Accused Party must give written notice to the Affected Party of its decision whether to take on the defense against the Third Party Claim. In any case, the Accused Party shall be entitled to participate in such defense at its own cost and with the lawyers appointed at its discretion. In any case, the Parties agree to provide to each other, without compensation, assistance that may reasonably require the other Party in order to ensure proper and adequate defense of any Third Party Claim, and each Party agrees to defend and require its designated legal advisor to defend any Third Party Claim diligently and in good faith.

(iii)
In no case may any of the Parties reach an agreement, reconciliation, transaction, or cancellation of any claim or demand (including, without limitation, under any applicable amnesty Law) without the prior written consent of the other Party.

(iv)
If the Compensable Event comes from a judicial or arbitral decision, it shall be required to be enforceable in order for compensation to be enforceable, so that at the time the judicial or arbitral decision is clearly made, the Accused Party shall be obliged to indemnify the amounts due from such decisions in favor of the Affected Party.

Exhibit 2.1
Signatory Version - English translation

(v)
In any Processes related to the Compensable Event and those included with the Affected Party as a defendant or impleader, the Accused Party may be, at the discretion of the Affected party, impleader or attached to the Process so that it complies with its obligation of indemnity when any harm against the Affected Party arises or may arise. If the Accused Party was not named impleader or attached to the Process concerning a Third Party Claim of that included with the Affected Party, the Affected Party may, in any case, assert their right of indemnity under this Agreement, against the Accused Party after the termination of the respective Process.

(vi)	A Compensable Event originated in a Third Party Claim shall be deemed final and conclusive, when the amount of the corresponding loss:

1.	It is not objected by the Accused Party; or

2.
It is finally determined by agreement, conciliation, or transaction on a Third Party Claim that has the same effect as a final and unappealable decision of a competent authority (res judicata) and which has been previously accepted in writing by the Parties; or

3.	It is recorded in an enforceable decision from a competent authority issued in the development of a Process.

c)
In the events set forth in Section 8.04, the Accused Party must make a payment of the Indemnity Obligations to the Affected Party within thirty (30) calendar days from the date on which the final amount of the Loss is determined, as provided in Section 8.04(c)(v)above.

Section 8.05    Limitations to the Indemnization on behalf of the Sellers.

a)
Liability Limit of the Sellers. The maximum value for which the Sellers taken together rather than individually, shall respond jointly and not severally against Losses suffered by the Buyer (the “Liability Limit of the Sellers”) shall be up to an amount equal to the Purchase Price. This being understood that each Seller considered individually without any solidarity shall be responsible for Indemnity Obligation of the Sellers in proportion to their share in the share capital of the Company that has been disposed of under this Agreement, in accordance with the provisions of Section 8.01 of this Agreement.

b)
Survival Period. No claim may be made and no process shall be initiated against the Sellers for breach of any statement or guarantee contained in this Agreement, except for such misrepresentations or inaccuracies in any of the Fundamental Manifestations of the Sellers that will survive for a period of time equal to the period of limitation applicable to the actions to be claimed for the deeds of these manifestations.

Section 8.06    Responsibility of the Sellers.
As a rule, the Sellers shall be liable for the fulfillment of its obligations under this Agreement jointly and not severally. If the inaccuracy, misrepresentation, or breach relates to the Fundamental Manifestations of the Sellers contained in Article IV of this Agreement or its obligations under this Agreement under the responsibility of the Sellers, then the Seller shall be individually responsible for that in which the inaccuracy or failure is presented. If the inaccuracy or misinterpretation relates to the Fundamental Manifestations of the Sellers contained in Article V of this Agreement, the Sellers shall be jointly, not severally, liable for the Indemnity Obligation of the Sellers, in proportion to their share in the share capital of the Company which has been disposed of under this Agreement.
Section 8.07    Limitations to the Indemnization on behalf of the Buyer.

a)	Liability Limit. The maximum value for which the Buyer shall respond to against Losses suffered by the Sellers (the “Liability Limit of the Buyer”) will be up to an amount equal to the Purchase Price.

b)
Survival Period. No claim may be made and no process shall be initiated against the Buyer for breach of any statement or guarantee contained in this Agreement, unless such claim is made known in writing within eighteen (18) months from the Date of Signature and First Closing. Excluded from the survival period herein provided are such inaccuracies in any of the Fundamental Manifestations of the Buyer that will survive for a period of time equal to the period of limitation applicable to the actions to be claimed for the deeds of these manifestations.

Article IX.    GUARANTEE OF THE BUYER
Section 9.01    Guarantee
The Guarantor agrees, irrevocably, to ensure compliance with all obligations of the Buyer under this Agreement, including, but not limited to, the payment of the Purchase Price of the Initial Shares and the payment of the Purchase Price of the Additional Shares. The Guarantor agrees to ensure the fulfillment of the obligations of the Buyer under this Agreement in the terms specified in Articles 2361 to 2378 of the Colombian Civil Code (the “Guarantee”). Notwithstanding the foregoing, the Guarantor expressly waives the benefits of excussion, division, and any exception contained in Articles 2380 to 2393 of the Colombian Civil Code.

Exhibit 2.1
Signatory Version - English translation

Section 9.02    Statements and Guarantees of the Guarantor

The Guarantor declares and ensures to the Sellers that both at the Date of Signature and First Closing as well as on the Date of the Second Closing (except for such statements and guarantees expressly made from another date):

(a)	Existence. The Guarantor is a corporation duly organized, validly existing, and in force under the laws of the United States of America.

(b)
Authorizations. The Guarantor has the power, capacity, and authorization necessary to grant the Guarantee under the terms of this Agreement, and to celebrate and sign all agreements, documents, instruments, or certificates necessary to provide such guarantee, as well as to fulfill its obligations and to consummate the transactions contemplated therein, as appropriate. The signing of this Agreement by the Guarantor and the Guarantor’s compliance with its obligations have the necessary Corporate Authorizations under the corporate documents of the Guarantor. This Agreement has been duly signed by the Guarantor and constitutes the legal, valid, and binding obligation of the Guarantor, enforceable to the Guarantor by its terms, subject to the provisions of the first paragraph of this Article, and the laws on insolvency, reorganization, and similar laws affecting the rights of creditors and resources in general, and, as may be applicable, the general principles of equity, including the principles of commercial reasonableness and good faith.

(c)
Absence of Conflict. The Guarantor declares that the signing of this Agreement, the compliance with its obligations under this Agreement, and the execution of its obligations under this Agreement do not:

(i) Conflict with or result in a violation or constitute a breach of (i) the statutes and other corporate and government documents of the Guarantor, or (ii) the Law, except for violations or breaches that do not substantially prevent or affect the Guarantor’s ability to fulfill its obligations under this Agreement; nor
(i)Conflict with or result in a violation or constitute a breach of any term or provision of an order of a Government Entity applicable to the Guarantor, except for violations or breaches that do not substantially prevent or affect the Guarantor’s ability to fulfill its obligations under this Agreement.

(d)
Disputes. There are no Processes for which there is an enforceable judgment, or claims that could eventually lead to a Process, against the Guarantor that question the right of the Guarantor to enter into this Agreement and the other Transaction Documents or its ability to meet its obligations under this Agreement and the other Transaction Documents.

(e)	Funds. The Guarantor owns, or has access to, sufficient resources to fulfill its guarantee obligations under this Agreement, and such funds come from a legal origin.

Section 9.03    Indemnity of the Guarantor

The Guarantor agrees to defend and hold harmless the Sellers (the “Obligation of Indemnity of the Guarantor”) in connection with any Loss suffered or incurred by any of them, resulting from, or related to, or arising in:

a) Any false or inaccurate statements or guarantees of the Guarantor under Section 9.02 of this Purchase Agreement; and
b) Any breach of the commitments and obligations of the Guarantor under this Purchase Agreement.

Article X.    MISCELLANEOUS
Section 10.01    Notifications.
All notifications, requests, and other communications to any Party under this Purchase Agreement shall be made in writing, either by correspondence to a physical address or by e-mail, and must be given,
To the Buyer, to:

TransUnion Netherlands II B.V.
Attention: Edwin Denekamp
Managing director B Prins Bernhardplein 200, 1097 JB Amsterdam, Holland.
E-mail:
Edwin.Denekamp@intertrustgroup.com

With copy, which does not constitute as notification, to:
Brigard & Urrutia Abogados S.A.S.
Attention: Sergio Michelsen Jaramillo
Associate
Bogota D.C., Colombia
E-mail: smichelsen@bu.com.co

To the Warrantor, to:

Exhibit 2.1
Signatory Version - English translation

TransUnion
Attention: Executive vice president general counsel
555 West Adams Street, Chicago, Illinois, USA 60611
E-mail: jblenke@transunion.com

With copy, which does not constitute as notification, to:
Brigard & Urrutia Abogados S.A.S.

Attention: Sergio Michelsen Jaramillo
Associate
Bogota D.C., Colombia

E-mail: smichelsen@bu.com.co

To the Sellers, to:

María del Pilar Rocha Jaramillo
Cra 13 No. 26A- 47
Bogota D.C., Colombia
E-mail: rocham@bancoavvillas.com.co

With copy, which does not constitute as notification, to:
Gómez-Pinzón Zuleta Abogados
Attention: Jaime Robledo Vásquez
Calle 67 No. 7 - 35, Office 1204
Bogota D.C., Colombia
E-mail: jrobledo@gpzlegal.com

Or any other address or email address that the Parties subsequently specify for this purpose, by notifying the other Parties of this Purchase Agreement. Any notice, request, or other communication shall be deemed received on the date of receipt by the recipient of this, to be received by 5:00 P.M. in the place of receipt. Otherwise, it shall be considered that any notice, request, or communication has not been received until the next Business Day at the place of receipt. Notices, requests, and other communications that the Buyer sends to the Seller shall be duly made or reported when these are sent to the Representative of the Sellers.
Section 10.02    Modifications; Waivers.

a)
Any provision of this Purchase Agreement may be modified or waived if such amendment or waiver is in writing and signed, if it is amended, by each Party of this Purchase Agreement, or, if it is waived, by the Party against which the waiver is to be made effective.

b)
No failure or delay by either Party in exercising its rights, powers, or privileges under this Purchase Agreement shall serve as a waiver thereto, and no single or partial exercise of these shall impede any other or further exercise thereof, or the exercise of any other right, power. or privilege.

Section 10.03    Costs and Expenses.
Notwithstanding any other section of this Agreement, all Taxes, costs and expenses which must be incurred in order to execute the activities and fulfill the obligations and commitments contained in this Agreement shall be paid by the Party to whom such costs and expenses correspond, in accordance with the Applicable Law.
Section 10.04    Successors and Transferees.
The provisions of this Purchase Agreement shall be binding upon and redound to the benefit of the Parties of this Purchase Agreement and their respective successors and transferees, provided that neither Party may assign, delegate, or otherwise transfer, directly or indirectly, any of their respective rights or obligations under this Purchase Agreement without the prior written consent of the other Party, which shall not be unreasonably denied.
Section 10.05    Applicable Law.

The Parties agree that this Agreement shall be governed and interpreted in accordance with the current laws of Colombia.

Section 10.06    Arbitration Clause.

Exhibit 2.1
Signatory Version - English translation

a)
Except for the collection of clear, explicit, and enforceable debts, through the executive process, or regulations that complement and/or modify them, the Parties expressly agree that all disputes arising out of this Agreement or in connection therewith shall be submitted to an arbitration court before the Center for Arbitration and Conciliation of the Chamber of Commerce of Bogota D.C., according to the following rules:

(i)	the court shall consist of three (3) arbitrators appointed by mutual agreement by the Parties and, failing that, by the Center for Arbitration of the Chamber of Commerce of Bogota D.C.;

(ii)	the court shall be subject to the Rules of the Center for Arbitration and Conciliation of the Chamber of Commerce of Bogota D.C.;

(iii)	the court shall be held in Bogota D.C., at the headquarters of the Center for Arbitration and Conciliation of the Chamber of Commerce of this city; and

(iv)	the court shall decide in law.

b)
The Parties hereby consent to the consolidation of the arbitrations commenced under this Agreement with those initiated under the Shareholders’ Agreement provided that this is appropriate in accordance with Article 10 of the Rules of Arbitration of the International Chamber of Commerce.

Section 10.07    Copies.
This Purchase Agreement may be signed in any number of copies, each of which shall be deemed an original.
Section 10.08    Divisibility.
If any term, provision, agreement, or restriction of this Purchase Agreement is held invalid, void or unenforceable by a court of competent jurisdiction or other authority, the other terms, provisions, agreements, and restrictions of this Purchase Agreement shall remain in full force and effect and shall not be in any way affected, impaired, or invalidated, provided the economic and legal essence of the transactions contemplated hereby are not affected in any manner substantially adverse to any Party. With such establishment, the Parties shall negotiate in good faith to modify this Purchase Agreement in order to get as close as possible to the original purpose of the Parties in an acceptable manner, in order that the transactions contemplated hereby are consummated in the highest degree possible as originally contemplated.
Section 10.09    Beneficiaries.
Except for express provision to the contrary of this Purchase Agreement, no provision therein is intended to provide to any person other than the Parties of this Purchase Agreement, or their respective successors and transferees any rights, remedies, obligations, or responsibilities under or by reason of this Purchase Agreement.
Section 10.10    Waiver to the Tacit Resolutory Condition
The Parties agree that in case of breach of any of the Parties to their obligations under this Agreement after the Closing, the other Party renounces the exercise of any terminating action of the Agreement.
Section 10.11    Joint but not Several Responsibility.
For purposes of this Agreement, the Sellers shall be jointly responsible for its obligations, but by no means is it understood that they shall be severally responsible for the obligations of the Sellers under this Agreement.

[signature pages follow]

Exhibit 2.1
Signatory Version - English translation

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be duly executed by their respective officers or authorized representatives on the day and year indicated at the beginning of this document.

TransUnion Netherlands II B.V.

____________________________________
Name: María Olga Rehbein
Special Representative

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Bancolombia S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Bilbao Vizcaya Argentaria Colombia S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Davivienda S.A.

_____________________________________
Name: _______________________________
Title: ________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Corpbanca Colombia S.A.

_____________________________________
Name: _____________________________
Title: _______________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco de Bogotá S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco de Occidente S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco GNB Sudameris S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Colpatria Multibanca S.A.

_____________________________________
Name: _______________________________
Title: ________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Popular S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Caja Social - BCSC S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Corporación Financiera Colombiana S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Comercial AV Villas S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Citibank - Colombia S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco Compartir S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

JP Morgan Corporación Financiera S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Titularizadora Colombiana S.A. Hitos

_____________________________________
Name: _______________________________
Title: _________________________________

Exhibit 2.1
Signatory Version - English translation

[Signature Page of the Purchase-Sale Agreement]

Banco de las Microfinanzas - Bancamía S.A.

_____________________________________
Name: _______________________________
Title: _________________________________

[Signature Page of the Purchase-Sale Agreement]